June 20, 2014

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing you with an update of the recent activities of Summit Healthcare REIT, Inc. (the “REIT” or the “Company”). Our current real estate portfolio consists of investments in twelve properties. The Portfolio Summary in Exhibit A contains highlights of these investments. No new investments were made during the first quarter of 2014.

We are pleased to announce that over the last several months we have made significant progress on our transition to becoming a self-managed REIT. As we previously communicated, on March 17, 2014, our board of directors (the “Board”) elected to become self-managed, and accordingly we provided our former advisor with notice terminating the Advisory Agreement.  Since April 1, 2014, we directly hired ten employees, and on April 4, 2014, we secured office space where our ongoing operations will be based. We officially moved in on May 5, 2014.

We believe the decision to become self-managed will provide numerous intermediate and long-term financial and operational efficiencies. Despite certain immediate costs that are expected to be non-recurring, we believe self-management will allow us to realize increased funds from operations and shareholder value in a shorter period of time than if we had remained externally managed.

First Quarter 2014 Report

On May 15, 2014, we filed our quarterly report on Form 10-Q for the period ended March 31, 2014. Revenue generated by our healthcare properties in the first quarter of 2014 were $1.9 million compared to $1.4 million in the comparable period of 2013 due to the acquisition of six properties in 2013. Total expenses increased over these same periods by $0.6 million, primarily due to increased depreciation and amortization expense. General and administrative costs decreased from $1.0 million in the first quarter of 2013 to $0.7 million in the first quarter of 2014. Cash used in operations was $0.2 million in the first quarter of 2014 compared to $0.3 million the first quarter of 2013.

Please note, on June 4, 2014, we filed an amendment to our annual report for the period ended December 31, 2013, on Form 10-K/A. To view the complete quarterly report on Form 10-Q filed for the period ended March 31, 2014, or the amendment to the annual report on Form 10-K/A filed on June 4, 2014, please visit our website as follows: 1) Go to www.SummitHealthcareREIT.com, 2) Open the drop-down menu under the “Investors” tab at the top, 3) Click on “SEC Filings,” and 4) Click on “10-Q 03/31/2014” or “10-K A 06/04/2014.”

Friendship Haven Healthcare and Rehabilitation Center

On May 1, 2014, we terminated the lease agreement with the tenant of our facility in Galveston County, Texas, known as Friendship Haven Healthcare and Rehabilitation Center. The termination was necessary as a result of the tenant’s failure to pay the rent payments owed to the REIT since January 2014 and its related bankruptcy filing. In place of our former tenant, we have become the licensed operator of this facility through a wholly-owned taxable REIT subsidiary and have begun to see facility operations slowly improving. We plan to operate the facility until a long-term lease agreement can be executed with a financially stable tenant. It is our intention to secure such a lease during 2014. Furthermore, we plan to invest in certain capital expenditures that we expect will enhance operating performance at the facility.

HUD Refinancing

We have been in the process of refinancing our Sheridan Care Center, Fern Hill Care Center, Farmington Square, and Danby House facilities with the U.S. Department of Housing and Urban Development or HUD. We expect this financing to close in the third quarter of 2014. Additionally, we have begun the HUD financing application process for our Aledo, Shelby House, Hamlet House, and Carteret House facilities. We expect the financing to close on these later facilities in the fourth quarter of 2014.

Repositioning Strategy Update

In June 2011, we began to evaluate strategic options that we believed could enhance shareholder value. The decision was made to liquidate our industrial assets and to redeploy the sales proceeds into healthcare related properties. Our repositioning process is summarized as follows:

•	Phase I – Liquidate industrial assets. This phase was completed as of the fourth quarter 2013.
•	Phase II – Redeploy capital into healthcare properties. This phase is expected to be completed by the end of 2014.
•	Phase III – Attract and venture with institutional third party capital, which we believe will enable us to grow the healthcare portfolio and increase revenue and funds from operations. This phase has commenced in the second quarter of 2014 and is expected to continue into 2015.

We look forward to providing additional news regarding the advancement of Phases II and III in upcoming quarterly updates.

New Contact Information

If you missed our notification, our corporate office has moved. To inquire about REIT activities or to address the Board, please contact us as follows:

Summit Healthcare REIT, Inc.

2 South Pointe Drive, Suite 100

Lake Forest, CA 92630

Phone: (800) 978-8136

All investor account inquiries and requests should continue to be directed to our transfer agent, ACS Securities Services, Inc. Furthermore we have a new website. To find information regarding the REIT and to access your secure online account through either the Investor Portal or the Financial Advisor Portal, please visit the following website: www.SummitHealthcareREIT.com. PLEASE NOTE: While our previous website (www.SHREIT.com) remains accessible, it is not under our operation, and you should not rely on any information on that prior website.

Thank you for your patience regarding this transition, and we apologize for any inconvenience you may have encountered as a result. If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

/s/ Dominic J. Petrucci

Dominic J. Petrucci

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2014 and quarterly report for the period ended March 31, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

EXHIBIT A

Summit Healthcare REIT, Inc. – Portfolio Summary

As of March 31, 2014

Healthcare Portfolio1

PROPERTY	LOCATION	ACQUISITION DATE	OWNERSHIP PERCENTAGE	NET BOOK VALUE[2] (in millions)	SQUARE FEET	CURRENT DEBT (in millions)
Joint Venture Portfolio[3]
Sheridan Care Center	Sheridan, OR	Aug-12	89.0%	$3.8	13,912	$2.8
Fern Hill Care Center	Portland, OR	Aug-12	89.0%	$4.2	13,344	$3.0
Farmington Square Medford	Medford, OR	Sept-12	89.0%	$8.1	32,557	$5.8
Friendship Haven Healthcare and Rehabilitation Center	Galveston County, TX	Sept-12	89.0%	$14.1	56,968	$10.6
Pacific Health & Rehabilitation	Tigard, OR	Dec-12	89.0%	$7.8	25,082	$6.0
Danby House	Winston-Salem, NC	Jan-13	95.0%	$9.4	26,703	$7.2
Heritage Woods of Aledo	Aledo, IL	Jul-13	100%	$8.5	49,420	$5.9
North Carolina Facilities
Carteret House	Newport, NC	Oct-13	100%	$4.2	29,570	$3.2
Hamlet House	Hamlet, NC	Oct-13	100%	$6.4	34,638	$4.8
Shelby House	Shelby, NC	Oct-13	100%	$4.4	23,074	$3.4
Kirkwood Redding	Redding, CA	Dec-13	100%	$3.6	26,081	-
Healthcare Portfolio Total				$74.5 million	331,349	$52.7 million

Legacy Portfolio4

PROPERTY	LOCATION	ACQUISITION DATE	OWNERSHIP PERCENTAGE	NET BOOK VALUE[1] (in millions)	SQUARE FEET
Sherburne Commons	Nantucket, MA	Dec-09	N/A	$3.8	96,302
Legacy Portfolio Total				$3.8 million	96,302

1Each of the properties in our healthcare portfolio is leased to a single tenant/operator under a triple net lease with the exception of Friendship Haven Healthcare and Rehabilitation Center, where the lease with the operator was terminated on March 17, 2014. We became the licensed operator of the Facility on May 1, 2014, through a wholly-owned taxable REIT subsidiary.

2Net book value is not a fair market value for such properties, which could be more or less than what is listed. The net book value listed represents 100% of each property.

3Summit Healthcare REIT, Inc. holds a majority interest in each of the properties within the Joint Venture Portfolio portion of the Healthcare Portfolio owned through a joint venture entity. The net book value listed represents 100% of each property. The net book value of the REIT’s ownership interest in the Joint Venture Portfolio is $42.8 million.

4The remaining property in our Legacy Portfolio is currently being marketed for sale.